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                                                  EXHIBIT 24-A


                  MASSACHUSETTS ELECTRIC COMPANY
                 -------------------------------

            ACTION TAKEN BY UNANIMOUS WRITTEN CONSENT
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     We, the undersigned, being all of the Directors of Massachusetts
Electric Company, hereby consent to the following actions:

VOTED: That this Company execute one or more registration statements under the Securities Act of 1933, as amended, with reference to the proposed issue and sale of $60 million of the New Bonds authorized by vote of this Board December 18, 1996; that the officers of this Company, and John G. Cochrane, Jennifer L. Kenney, and Robert King Wulff, as attorneys-in-fact for the Company, are severally authorized, in the name and on behalf of the Company, to execute and file such registration statements and to execute and file such amendments or supplements thereto as the officer or officers or the attorney-in-fact so acting deem advisable; and that the principal executive officer or officers, the principal financial officer, and the principal accounting officer are authorized to execute such registration statements and any amendment or amendments, or supplement or supplements thereto.


   s/Cheryl A. LaFleur          s/Christopher E. Root

   Cheryl A. LaFleur            Christopher E. Root


   s/Robert L. McCabe           s/Richard P. Sergel

   Robert L. McCabe             Richard P. Sergel


   s/Lydia M. Pastuszek         s/Dennis E. Snay

   Lydia M. Pastuszek           Dennis E. Snay


   s/Lawrence J. Reilly

   Lawrence J. Reilly



DATED AS OF: February 17, 1998

Filed with the records of the meetings of Directors.


                                s/Robert King Wulff


                                           Clerk